EXHIBIT 99.1

UTMD Reports Financial Performance for Second Calendar Quarter and First Half 2023

Contact: Brian Koopman (801) 566-1200	July 25, 2023

Salt Lake City, Utah – Utah Medical Products, Inc. [Nasdaq: UTMD] achieved second calendar quarter (2Q) and first half (1H) 2023 financial results consistent with those anticipated in its beginning of year projections.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.  Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Overview of Results

In brief, consolidated total 1H 2023 revenues were only $366 lower compared to 1H 2022 despite $630 lower biopharmaceutical OEM sales post COVID-pandemic, which was anticipated at the beginning of the year. Despite the lower sales, and combined with continued supply chain disruption challenges, UTMD’s 1H gross profit margin improved, yielding total gross profit almost the same for the first half of the year. Operating Income, however, declined $715 (7.5%) as a result of unusual litigation expenses related to yet unresolved Filshie clip product liability claims in the U.S. However, because UTMD realized $1,236 higher interest income on its cash balances, Net Income for 1H 2023 was up 10% compared to 1H 2022. The following is an income statement line item comparison of 2Q and 1H 2023 with 2Q and 1H 2022, according to U.S. Generally Accepted Accounting Principles (US GAAP):

	2Q	1H
	(April – June)	(January-June)
Revenues (Sales):	(4%)	(1%)
Gross Profit (GP):	(5%)	(1%)
Operating Income (OI):	(12%)	(7%)
Income Before Tax (EBT):	(1%)	+ 6%
Net Income (NI):	+ 2%	+ 10%
Earnings Per Share (EPS):	+ 3%	+ 11%

Profit margins in 2Q and 1H 2023 compared to 2Q and 1H 2022 follow:

	2Q 2023	2Q 2022	1H 2023	1H 2022
	(Apr – Jun)	(Apr – Jun)	(Jan – Jun)	(Jan – Jun)
Gross Profit Margin (GP/ sales):	60.1%	60.7%	61.4%	60.9%
Operating Income Margin (OI/ sales): Income B4	34.4%	37.7%	34.9%	37.2%
Tax Margin (EBT/ sales):	40.2%	38.7%	40.5%	37.8%
Net Income Margin (NI/ sales):	32.6%	30.6%	33.1%	29.7%

The lower consolidated revenues were primarily attributable to a decline in sales to UTMD’s biopharmaceutical OEM customer, although the Company was also not able to meet certain direct U.S. demand due to lack of raw materials and third-party sterilization capacity constraints. Outside the U.S. (OUS) revenues were higher despite a stronger USD which reduced 1H 2023 foreign currency sales $188 in USD terms. UTMD was able to achieve its targeted GP margins with the help of recent price increases. The dilution in OI margin was due to $463 higher 1H 2023 litigation costs which are included in Operating Expense per US GAAP. However, higher interest income included in non-operating income more than offset the litigation costs, and allowed an expansion in EBT. The additional expansion in NI and EPS was due to a lower estimated income tax provision rate and fewer diluted shares due to share repurchases during 2Q 2022.  Please see the income statements on the last page of this report.

UTMD’s June 30, 2023 Balance Sheet continued strong, with no debt. Ending Cash and Investments were $84.6 million on June 30, 2023 compared to $75.1 million on December 31, 2022.  The June 30, 2023 cash balance resulted after paying $2.1 million in cash dividends to stockholders, increasing non-cash working capital by $0.1 million (including inventories by $1.3 million) and making $0.4 million in capital expenditures during 1H 2023. Please see the balance sheets on the last page of this report.

Revenues (sales) -2Q 2023

Total consolidated 2Q 2023 UTMD worldwide (WW) sales in USD terms were $562 (4.2%) lower than in 2Q 2022.

In 2Q 2023, OUS sales growth continued to outperform domestic sales growth. In 2Q 2023 compared to 2Q 2022, OUS sales were $250 (+4.5%) higher and U.S. domestic sales were $812 (10.4%) lower.  $445 of the $562 lower total 2Q sales were sales of pressure monitoring devices and accessories to UTMD’s largest OEM customer, shipped from both the U.S. and Ireland.  WW 2Q Filshie device sales were $94 (+3.1%) higher.

The portion of OUS sales invoiced in foreign currencies in USD terms were 33% of total WW consolidated 2Q 2023 sales compared to 29% in 2Q 2022. An average lower USD foreign currency exchange (FX) rate added $35 (+0.3%) for 2Q sales invoiced in foreign currencies. Actually, a stronger EUR by itself added $70.  The GBP was about the same, and both the CAD and AUD were weaker.  FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 2Q 2023 and 2Q 2022 for revenue purposes follow:

	2Q2023	2Q 2022	Change
GBP	1.2531	1.2525	-
EUR	1.0845	1.0571	+2.6%
AUD	0.6700	0.7178	( 6.7%)
CAD	0.7449	0.7847	( 5.1%)

The $35 weighted average favorable impact on 2Q 2023 foreign currency OUS sales was 0.8%.  In constant currency terms, foreign currency sales in 2Q 2023 were 3.8% higher than in 2Q 2022. “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared. With a weaker USD in converting 2Q EUR foreign currency sales, WW constant currency sales were $597 lower (4.4%) than in 2Q 2022, which was the second highest sales quarter of 2022.

Total OUS sales in 2Q 2023 were $5,849 compared to $5,599 in 2Q 2022. OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user OUS 2Q 2023 sales in USD terms (including the impact of FX rate differences) were 13% higher in Ireland with the EUR FX rate up about 3%, 18% lower in Canada with the CAD FX rate down 5%, 10% higher in the UK with the GBP FX rate about the same, 19% lower in Australia/New Zealand with the AUD FX rate down 7%, and 3% higher in France with the EUR FX rate up 3%. USD-denominated sales to OUS distributors were 8% higher in 2Q 2023 than in 2Q 2022.

Domestic U.S. sales in 2Q 2023 were $7,017 compared to $7,829 in 2Q 2022.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S. Direct non-Filshie device sales, representing 52% of total domestic sales, were $326 (8.1%) lower in 2Q 2023 than in 2Q 2022. Direct U.S. sales, particularly for NICU devices, were hindered by continuing supply chain disruption on the availability of raw materials and a lack of third party sterilization capacity. Domestic OEM sales, representing 31% of total domestic sales, were $525 (19.6%) lower. Domestic Filshie device sales, representing 17% of total domestic sales, were $38 (+3.3%) higher in 2Q 2023 compared to 2Q 2022.

Sales -1H 2023

Total consolidated 1H 2023 UTMD WW sales in USD terms were $366 (1.4%) lower than in 1H 2022. Because an average stronger USD reduced 1H foreign currency sales by $188 (0.7%), constant currency 1H 2023 consolidated total sales were just $178 (0.7%) lower. Combined sales of pressure monitoring devices and accessories to UTMD’s largest OEM customer, shipped from the U.S. and Ireland were $630 lower in 1H 2023 compared to 1H 2022, more than accounting for the lower total sales. WW 1H 2023 Filshie device sales were $407 (+6.7%) higher.

In 1H 2023, OUS sales growth continued to outperform domestic sales growth. In 1H 2023 compared to 1H 2022, OUS sales were $1,245 (+12.5%) higher and U.S. domestic sales were $1,611 (10.2%) lower.

Total OUS sales in 1H 2023 were $11,184 compared to $9,938 in 1H 2022. The portion of OUS sales invoiced in foreign currencies in USD terms were 31% of total WW consolidated 1H 2023 sales compared to 26% in 1H 2022. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1H 2023 and 1H 2022 for revenue purposes follow:

	1H 2023	1H 2022	Change
GBP	1.2329	1.2886	( 4.3%)
EUR	1.0819	1.0852	( 0.3%)
AUD	0.6774	0.7206	( 6.0%)
CAD	0.7419	0.7866	( 5.7%)

The weighted-average FX rate negative impact on 1H 2023 foreign currency OUS sales was 2.4%. In constant currency terms, foreign currency sales in 1H 2023 were 18.2% higher than in 1H 2022.  In constant currency terms, 1H 2023 OUS total sales were up 14.4%.

Direct to end-user OUS 1H 2023 sales in USD terms (including the impact of FX rate differences) were about the same in Ireland with the EUR FX rate also about the same, 10% lower in Canada with the CAD FX rate down 6%, 24% higher in the UK with the GBP FX rate down 4%, 11% lower in Australia/New Zealand with the AUD FX rate down 6%, and 10% higher in France with the EUR FX rate about the same as in 1H 2022. USD-denominated sales to OUS distributors were 15% higher in 1H 2023 than in 1H 2022.

Domestic U.S. sales in 1H 2023 were $14,202 compared to $15,813 in 1H 2022. Direct non-Filshie device sales, representing 51% of total domestic sales, were $698 (8.7%) lower in 1H 2023 than in 1H 2022, led by a $567 decline in domestic neonatal device sales due to continued supply chain disruption. Domestic OEM sales, representing 32% of total domestic sales, were $900 (16.8%) lower.  Domestic Filshie device sales, representing 17% of total domestic sales, were $13 (0.5%) lower in 1H 2023 compared to 1H 2022.

Gross Profit (GP)

GP results from subtracting the cost of goods sold (CGS), comprised of costs of production, manufacturing engineering, depreciation of equipment, maintenance and repairs, quality assurance including regulatory compliance, and purchasing including freight for receiving materials from suppliers, from revenues. CGS is divided into three categories: direct labor, raw materials and manufacturing overhead.  Direct labor and raw materials are predominantly variable costs, i.e. vary directly with revenues.  MOH contains predominantly fixed costs relative to the Company’s infrastructure, for example, supervision and engineering personnel.

UTMD’s 2Q 2023 GP was $412 (5.1%) lower than in 2Q 2022 due to a lower GP margin (GP divided by sales, GPM) on 4.2% lower sales. The 2Q 2023 GPM was 60.1% compared to 60.7% in 2Q 2022. 1H 2023 GP was just $102 (0.7%) lower than in 1H 2022, although sales were 1.4% lower, because UTMD’s GPM was higher in 1H 2023 than in 1H 2022. The 1H 2023 GPM was 61.4% compared to 60.9% in 1H 2022.  UTMD’s 2023 GPMs remained consistent with long-term profitability goals.

Higher MOH costs with lower sales was the primary reason for the 2Q 2023 lower GPM, as a result of adding production supervision, engineering and management personnel, in addition to two cost-of-living increases for all manufacturing employees since the end of 2Q 2022.  Incoming freight costs stabilized.  Direct labor productivity was consistent with past periods of time, despite the cost-of-living increases due to price increases. Purchases of higher quantities of raw materials helped keep incremental raw material costs under relative control.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP. OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses.

OI in 2Q 2023 of $4,425 was $632 (12.5%) lower compared to 2Q 2022 OI of $5,057.  The $632 lower OI can be explained by $412 lower GP combined with $115 higher litigation expense (captured in the G&A OE category) and $125 higher salaries included in WW OE categories (including payroll taxes and medical plan expense) for about the same number of people as in 2Q 2022. UTMD’s 2Q 2023 OI Margin (OI as a percentage of sales) remained a healthy 34.4%.

OI in 1H 2023 was $8,864 compared to $9,579 in 1H 2022, a decrease of $715 (7.5%), representing a healthy 1H 2023 OI margin of 34.9%.  The decrease in 1H 2023 OI can be explained by $102 lower GP combined with $463 higher litigation expense and $207 higher salaries included in WW OE categories for about the same number of people as in 1H 2022.  The higher salaries were from cost-of-living adjustments necessary to mitigate high inflation.

The following table summarizes OE in 2Q and 1H 2023 compared to the same periods in 2022 by OE category:

OE Category	2Q 2023	% of sales	2Q 2022	% of sales	1H 2023	% of sales	1H 2022	% of sales
S&M:	$405	3.2	$357	2.7	$792	3.1	$693	2.7
G&A:	2,775	21.6	2,602	19.3	5,648	22.3	5,153	20.0
R&D:	133	1.0	135	1.0	277	1.1	258	1.0
Total OE:	3,313	25.8	3,094	23.0	6,717	26.5	6,104	23.7

An average stronger USD helped decrease foreign currency OE when converted to USD by $4 in 2Q 2023 and $85 in 1H 2023, which were relatively minor impacts The following table summarizes “constant currency” OE in 2Q and 1H 2023 compared to the same periods in 2022 by OE category:

OE Category	2Q 2023 const FX	2Q 2022	1H 2023 const FX	1H 2022
S&M:	$406	$357	$799	$693
G&A:	2,778	2,602	5,725	5,153
R&D:	133	135	278	258
Total OE:	3,317	3,094	6,802	6,104

G&A expenses dominate UTMD’s OE, largely because of non-cash expenses from the amortization of Identifiable Intangible Assets (IIA) associated with the Filshie Clip System, which were about 57% of G&A expenses in 2023.  A segmentation of USD-denominated G&A expenses by subsidiary follows:

G&A Exp Category	2Q 2023	% of sales	2Q 2022	% of sales	1H 2023	% of sales	1H 2022	% of sales
IIA Amort- UK:	$498	3.9	$498	3.7	$981	3.9	$1,030	4.0
IIA Amort– CSI:	1,105	8.6	1,105	8.2	2,210	8.7	2,210	8.6
Other– UK:	163		142		327		296
U.S. Litigation	280		165		689		226
Other– US:	588		528		1,150		1,082
IRE:	69		85		153		152
AUS:	35		42		69		85
CAN:	37		37		69		72
Total G&A:	2,775	21.6	2,602	19.3	5,648	22.2	5,153	20.0

OUS G&A expenses were $802 in 2Q 2023 compared to $804 in 2Q 2022. OUS G&A expenses were $1,599 in 1H 2023 compared to $1,635 in 1H 2022. A stronger USD reduced OUS G&A expenses by$2 in 2Q 2023 and by $76 in 1H 2023. The table below identifies “constant currency” OUS G&A expenses for 2Q and 1H 2023 compared to the same periods in 2022:

G&A Exp Category	2Q 2023 const FX	2Q 2022	1H 2023 const FX	1H 2022
IIA Amort- UK:	$498	$498	$1,030	$1,030
Other– UK:	163	142	344	296
IRE:	67	85	155	152
AUS:	37	42	73	85
CAN:	39	37	73	72
Total G&A:	804	804	1,675	1,635

S&M OE were $48 and $99 higher in 2Q 2023 and 1H 2023 compared to the same periods in 2022 respectively.  The differences were due to one additional S&M person in the U.S. together with cost-of-living adjustments, offset slightly by $1 and $7 lower OUS S&M expenses in 2Q 2023 and 1H 2023 respectively due to a stronger USD.

Period to period product development (R&D) expenses varied slightly depending on specific project costs. Since almost all R&D is being carried out in the U.S., there was negligible FX rate impact.

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 2Q 2023 EBT was $5,172 (40.2% of sales) compared to $5,199 (38.7% of sales) in 2Q 2022. Consolidated 1H 2023 EBT was $10,291 (40.5% of sales) compared to $9,729 (37.8% of sales) in 1H 2022.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms on June 30, 2023; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 2Q 2023 was $747 compared to $142 net NOI in 2Q 2022. Net NOI in 1H 2023 was $1,427 compared to $150 net NOI in 1H 2022.  With higher cash balances and higher interest rates in 2023 compared to 2022, UTMD received more interest income.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its ability to sustain performance during a challenging economic time.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2023 consolidated EBT excluding the remeasured bank balance currency gain or loss (“adjusted consolidated EBITDA”) was $6,996 compared to $7,005 in 2Q 2022.  Adjusted consolidated EBITDA at $13,916 in 1H 2023 was 4% higher compared to $13,376 in 1H 2022. Adjusted consolidated trailing twelve months’ (TTM) EBITDA was $28,431 as of June 30, 2023.

UTMD’s adjusted consolidated EBITDA as a percentage of sales (EBITDA margin) was 54.4% in 2Q 2023 compared to 52.2% in 2Q 2022. UTMD’s EBITDA margin was 54.8% in 1H 2023 compared to 51.9% in 1H 2022. The higher 2023 EBITDA margins reflect that the increase in interest income on cash balances (non-operating income) was substantially higher than the increase in litigation expenses (G&A OE). Management believes that current EBITDA margins demonstrate continued outstanding operating performance.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	2Q 2023	2Q 2022	1H 2023	1H 2022
EBT	$ 5,172	$ 5,199	$10,291	$ 9,729
Depreciation Expense	155	153	310	302
Femcare IIA Amortization Expense	498	498	981	1,030
CSI IIA Amortization Expense	1,105	1,105	2,211	2,211
Other Non-Cash Amortization Expense	8	8	16	16
Stock Option Compensation Expense	50	40	100	83
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	8	2	7	5
UTMD non-US GAAP EBITDA:	$6,996	$7,005	$13,916	$13,376

Net Income (NI)

Despite slightly lower EBT, NI in 2Q 2023 of $4,200 (32.6% of sales) was 2.3% higher than the NI of $4,103 (30.6% of sales) in 2Q 2022.  The higher NI was due to a greater proportion of UTMD’s EBT generated in Ireland with the lowest corporate income tax rate and a portion of U.S. non-operating income being federally tax-exempt, offset by a higher UK corporate tax rate beginning with 2Q 2023. The average consolidated income tax provision rate (as a % of the same period EBT) in 2Q 2023 was 18.8% compared to 21.1% in 2Q 2022.

Because 1H 2023 EBT was 5.8% higher than in 1H 2022, 1H 2023 NI of $8,414 (33.1% of sales) obtained further leverage yielding 10.2% higher NI than the NI of $7,638 (29.7% of sales) in 1H 2022.  The average consolidated income tax provision rate (as a % of the same period EBT) in 1H 2023 was 18.2% compared to 21.5% in 1H 2022.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. Except for the UK, in which the corporate income tax rate changed to 25% from 19% on April 1, 2023, the basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS)

Diluted EPS in 2Q 2023 were $1.154 compared to diluted EPS of $1.124 in 2Q 2022, a 2.7% increase.  Diluted EPS in 1H 2023 were $2.313 compared to diluted EPS of $2.088 in 1H 2022, a 10.8% increase. The increases in EPS were higher than the increases in NI as a result of fewer diluted shares.

Diluted shares were 3,638,566 in 2Q 2023 compared to 3,650,242 in 2Q 2022.  Diluted shares were 3,637,715 in 1H 2023 compared to 3,657,864 in 1H 2022. The lower diluted shares in both periods of 2023 were the result of shares repurchased during 2Q 2022, offset by employee options exercised and a slightly higher dilution factor for unexercised options. The number of shares added as a dilution factor in 2Q 2023 was 10,288 compared to 7,375 in 2Q 2022. The number of shares added as a dilution factor in 1H 2023 was 9,660 compared to 9,069 in 1H 2022.

The number of shares used for calculating EPS was higher than period-ending outstanding shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. Outstanding shares at the end of 2Q 2023 were 3,628,988 compared to 3,627,767 at the end of calendar year 2022. The difference was due to 1,221 shares added from employee option exercises during 1H 2023. For comparison, outstanding shares were 3,624,932 at the end of 2Q 2022. The total number of outstanding unexercised employee and outside director options at June 30, 2023 was 66,025 at an average exercise price of $73.78, including shares awarded but not yet vested.  This compares to 50,408 unexercised option shares at the end of 2Q 2022 at an average exercise price of $69.07/ share, including shares awarded but not vested. Option awards totaling 20,600 shares were made to 40 employees in October 2022 at an exercise price of $82.60.  No options have been awarded in 2023.

UTMD paid $1,070 ($0.295/share) in dividends to stockholders in 2Q 2023 compared to $1,060 ($0.290/ share) paid in 2Q 2022. The dividends paid to stockholders during 2Q 2023 were 25% of NI. UTMD paid $2,140 ($0.295/share) in dividends to stockholders in 1H 2023 compared to $1,060 ($0.290/ share) paid in 1H 2022. The dividends paid to stockholders during 1H 2023 were also 25% of NI. The 1H 2022 dividend total excluded a dividend normally paid in January. A special dividend of $7,309 ($2.00/share) was paid in December 2021 in lieu of January 2022.

UTMD has not repurchased its shares since 2Q 2022. In 2Q 2022, UTMD repurchased 30,105 shares for $2,495, an average cost of $82.88/ share.  Those were the only share repurchases in 2022. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 2Q 2023 was $93.20, down 1.7% from the closing price of $94.77 at the end of 1Q 2023, and down 7.3% from the closing price of $100.53 at the end of 2022.  The closing share price one year ago at the end of 2Q 2022 was $85.90.

Balance Sheet.

At June 30, 2023 compared to the end of 2022, UTMD’s cash and investments increased $9,567 to $84,619 as a result of 1H 2023 NP of $8,414 less $2,140 use of cash for dividends to stockholders, coupled in particular with a $1,935 reduction in receivables. At June 30, 2023, net Intangible Assets decreased to 16.2% of total consolidated assets from 19.2% on December 31, 2022. UTMD’s strong 19.2 current ratio at June 30, 2023 was higher than the 15.1 current ratio at December 31, 2022 as a result of higher cash and inventory balances together with $933 lower accrued liabilities. The average age of trade receivables was 25 days from date of invoice at June 30, 2023 compared to 37 days at December 31, 2022, based on the most recent calendar quarter of sales. Average inventory turns declined to 2.0 in 2Q 2023 compared to 2.5 for the last quarter of 2022 due to continued increases in safety stocks of raw material.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 2Q 2023 compared to the end of calendar year 2022 and the end of 2Q 2022 were

	6-30-23	12-31-22	Change	6-30-22	Change
GBP	1.27084	1.20771	5.2%	1.21601	4.5%
EUR	1.09178	1.06940	2.1%	1.04657	4.3%
AUD	0.66614	0.68050	( 2.1%)	0.69042	( 3.5%)
CAD	0.75547	0.73899	2.2%	0.77691	( 2.8%)

Financial ratios as of June 30, 2023 which may be of interest to stockholders follow:

1)Current Ratio = 19.2

2)Days in Trade Receivables (based on 2Q 2023 sales activity) = 25

3)Average Inventory Turns (based on 2Q 2023 CGS) = 2.0

4)2023 YTD ROE (before dividends) = 14%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (three months ended June 30)

(in thousands except earnings per share):

	2Q 2023	2Q 2022	Percent Change
Net Sales	$ 12,866	$ 13,428	(4.2%)
Gross Profit	7,739	8,151	(5.1%)
Operating Income	4,425	5,057	(12.5%)
Income Before Tax	5,172	5,199	(0.5%)
Net Income	4,200	4,103	+ 2.3%
Earnings Per Share	$ 1.154	$ 1.124	+ 2.7%
Shares Outstanding (diluted)	3,639	3,650

INCOME STATEMENT, First Half (six months ended June 30)

(in thousands except earnings per share):

	1H 2023	1H 2022	Percent Change
Net Sales	$ 25,386	$ 25,752	(1.4%)
Gross Profit	15,581	15,683	(0.7%)
Operating Income	8,864	9,579	(7.5%)
Income Before Tax	10,291	9,729	+ 5.8%
Net Income	8,414	7,638	+ 10.2%
Earnings Per Share	$ 2.313	$ 2.088	+ 10.8%
Shares Outstanding (diluted)	3,637	3,658

BALANCE SHEET

	(unaudited)	(unaudited)	(audited)	(unaudited)
(in thousands)	JUN 30, 2023	MAR 31, 2023	DEC 31, 2022	JUN 30, 2022
Assets
Cash & Investments	$84,619	$80,912	$75,052	$66,224
Accounts & Other Receivables, Net	3,603	3,818	5,538	4,938
Inventories	10,118	9,940	8,814	7,338
Other Current Assets	467	442	515	453
Total Current Assets	98,807	95,112	89,919	78,953
Property & Equipment, Net	10,541	10,241	10,224	10,591
Intangible Assets, Net	21,127	22,417	23,731	26,605
Total Assets	$130,475	$127,770	$123,874	$116,149
Liabilities & Stockholders’ Equity
Accounts Payable	1,336	1,027	1,218	818
REPAT Tax Payable	419	419	419	220
Other Accrued Liabilities	3,389	4,628	4,323	3,401
Total Current Liabilities	$5,144	$6,074	$5,960	$4,439
Deferred Tax Liability – Intangible Assets	1,370	1,456	1,513	1,707
Long Term Lease Liability	315	328	341	368
Long Term REPAT Tax Payable	1,256	1,256	1,256	1,675
Deferred Revenue and Income Taxes	628	638	549	489
Stockholders’ Equity	121,762	118,018	114,255	107,471
Total Liabilities & Stockholders’ Equity	$130,475	$127,770	$123,874	$116,149